UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 19, 2018

Mobivity Holdings Corp.

(Exact name of registrant as specified in its charter)

Nevada	000-53851	26-3439095
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

55 N. Arizona Place, Suite 310

Chandler, Arizona 85225

(Address of principal executive offices) (zip code)

(866) 622-4261

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01 Regulation FD Disclosure

On January 19, 2018, we commenced an offer to the holders of our outstanding common stock purchase warrants pursuant to which our warrant holders will be permitted to exercise their warrants at a reduced exercise price for a limited time. As of the date of this report, there are warrants outstanding that entitle their holders to purchase 5,134,349 shares of our common stock at exercise prices of $1.00 to $1.20 per share. The holders of all warrants will be allowed to conduct cash-based exercises of their warrants at an exercise price of $1.00 per share up through March 31, 2018. We are undertaking this limited-time warrant exercise price reduction in order to raise additional capital without incurring further potential dilution to our stockholders. In addition, we hope that enough warrant holders accept the offer that we can significantly reduce the number of outstanding warrants and thereby simplify our capital structure.

Any exercise of warrants on or prior to March 31, 2018 will be made on the terms and conditions set forth in the outstanding warrant, except for the reduced exercise price. All other terms and conditions of the warrants stay the same. Our warrant holders are under no obligation to exercise any warrants at the reduced exercise price or otherwise. If our warrant holders decide not to exercise their warrants at the reduced exercise price, then following the expiration of the offer, their warrants will remain exercisable according to their terms at the exercise price set forth in the warrant.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOBIVITY HOLDINGS CORP.

January 22, 2018	By:	/s/ Dennis Becker
Dennis Becker, Chief Executive Officer

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